Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is being entered into on the last date listed on the signature page hereof by and between Wayne N. Driggers (the “Consultant”) and Westway Group, Inc. (the “Company”).

WHEREAS, Consultant has been employed by Company as its President and Chief Operating Officer;

WHEREAS, Consultant has resigned his employment with Company;

WHEREAS, the Company wishes to benefit from the Consultant’s experience and expertise by retaining him as a consultant under this Agreement to advise the Company; and

WHEREAS, the Consultant, in accordance with the terms and provisions set forth below, desires to be retained as a consultant to the Company under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and the promises set forth herein, the Consultant and the Company hereby agree as follows:

1. Term. The consulting term under this Agreement shall commence on October 1, 2010 (“Commencement Date”) and shall end on September 30, 2011, unless terminated earlier in accordance with this Section (the “Consulting Term”). The Consulting Term may be extended or renewed only pursuant to a written agreement by and between Consultant and Company. The Consulting Term may be terminated prior to September 30, 2011 as follows:

1.1. Company may terminate the Consulting Term immediately upon written notice to Consultant that the Company has evidence that the Consultant has committed gross negligence in carrying out his consulting services to the Company under terms of this Agreement, and Company’s sole obligation under this Agreement shall be to pay Consultant (or his beneficiaries) for any amounts due and owing to him in accordance with Section 3.

1.2. Consultant may terminate the Consulting Term immediately upon written notice to Company in the event that Company has failed to make any payment due and owing under Section 3 within thirty (30) days of receipt of a written demand by Consultant demanding such payment, and Company’s sole obligation under this Agreement shall be to pay Consultant (or his beneficiaries) for any amounts due and owing to him in accordance with Section 3.

1.3. If Consultant dies or becomes disabled (as determined by the Company in good faith) during the Consulting Term, the Consulting Term shall automatically be terminated, and Company’s sole obligation under this Agreement shall be to pay Consultant (or his beneficiaries) for any amounts due and owing to him in accordance with Section 3.

1.4. Any termination of this Agreement that complies with this Section 1 shall not be deemed to constitute a breach of this Agreement by either party.

2. Consulting Commitment. During the Consulting Term, Consultant shall make and hold himself available to the Company on a full-time basis to perform such duties as are assigned to him by the Company, including without limitation consulting on major projects (including without limitation consulting on major 2011 capital expenditure projects such as the Houston expansion), due diligence with respect to potential acquisitions and leading integration on any completed acquisitions, succession planning, and providing on-going support and consultation to the Chief Executive Officer and Chief Financial Officer and the Board of Directors as needed. Consultant shall be expected to perform the services hereunder from his home in Jacksonville, Florida or other appropriate location, unless the Company or Consultant determines that Consultant’s physical presence is necessary on a temporary basis at the Company’s offices or other location, and provides the other party with reasonable advance notice of such need. Reasonable out-of-pocket travel costs incurred by Consultant for Company-requested travel shall be reimbursed by Company in accordance with any of its applicable then-in-effect travel and reimbursement policies. Company will provide reasonable office and administrative support upon request by Consultant and agreement of the parties and will provide office space at its offices in New Orleans, Louisiana for Consultant’s use if requested by, and upon reasonable advance notice by, Consultant. Consultant shall perform services under this Agreement in a professional manner and in accordance with the highest applicable professional standards.

3. Remuneration and Reimbursement.

3.1. Compensation. Consultant shall receive the following compensation for his services under this Agreement:

(a) Consultant shall be compensated at a rate of $26,666.67 per month, prorated for any partial month of the Consulting Term (if applicable), paid monthly in advance.

(b) Following the Effective Date (as defined in Section 9), Company will reimburse Consultant for the applicable premiums for coverage of Consultant under the Company’s health plans, but in no event for more than eighteen (18) months, provided that Consultant timely and properly elects continuation coverage under the aforementioned plans pursuant to the provisions of COBRA, pays the applicable premiums (and provides proof of such payments satisfactory to Company), and remains eligible for such coverage.

(c) Within fourteen (14) business days of the Effective Date, Company will pay Consultant $5,600 to cover previously committed housing expenditures in New Orleans, Louisiana by Consultant.

(d) Following the Effective Date, Company must pay Consultant a prorated 2010 cash bonus in the amount of $412,500, less applicable deductions and withholdings, at such time as the 2010 bonuses are paid to actively employed executives of the Company, but in no event later than March 15, 2011.

(e) Under Section 3(d) of the Severance Agreement dated and effective as of June 26, 2010 by and between Company and Consultant (the “Severance Agreement”), Consultant was granted a Retention Bonus (as such term is defined in the Severance Agreement) in the form of Restricted Stock (as such term is defined in the Severance Agreement), twenty-five percent (25%) of which vested upon grant. Consultant and Company agree that an additional twenty-five percent (25%) of the number of shares of Restricted Stock issued to Consultant as a Retention Bonus will vest on June 26, 2011. If the Company terminates the consultant agreement before June 26, 2011, the additional twenty-five percent (25%) of the number of Restricted Stock issued to Consultant as a Retention Bonus must be paid to the Consultant. Other than as expressly provided in this Section, Consultant acknowledges that he has forfeited any remaining portion of the Restricted Stock issued to Consultant as a Retention Bonus that is unvested as of the Commencement Date.

(f) Consultant may retain his Company-issued cell phone and its affiliated phone number. Following the Effective Date and during the Consulting Term, Company shall pay the cost for such cell phone service. Following the Consulting Term, Consultant may keep such cell phone number and service at his sole expense.

(g) Except as specifically provided in this Agreement, Consultant shall not be entitled to any reimbursements for expenses incurred in connection with his services under this Agreement, unless approved in writing in advance by Company prior to such incurrence.

3.2. No Other Compensation or Benefits. Other than as expressly provided in this Section 3 of this Agreement, the Consultant acknowledges that he is not entitled to any other compensation, benefit, or other payment in connection with his services under this Agreement. Consultant hereby agrees that he is not entitled to and will not make any claim against the Company or its affiliates, successors and assigns for any fees, reimbursement, or other compensation of any kind, including but not limited to any claim for benefits under any employee benefit plan of the Company, in connection with or relating to his provision of services under this Agreement except as set forth herein. Consultant acknowledges and agrees that he is not, nor shall he be, eligible to participate in any employee benefit plan sponsored by the Company, or any of its affiliates, successors and assigns, regardless of the terms of any such plan, during the Consulting Term or as a result of his provision of services under this Agreement. Consultant shall be responsible for, and hereby agrees to indemnify and hold Company harmless from, all tax liabilities in respect of any amounts paid to him under this Agreement. Consultant also confirms that he has received all of the benefits to which he is entitled under the Severance Agreement and is entitled to no further benefits under the Severance Agreement or otherwise relating to his employment, or resignation from employment, with Company.

4. Restrictive Covenants.

4.1. Confidential Information. Consultant acknowledges that information has been and may be disclosed or made known to Consultant, as a consequence of his relationship with Company and/or in the performance of his services hereunder, concerning Company or its affiliates, which information is not generally known to the public and constitutes confidential and proprietary business information of Company or its licensors or affiliates. Consultant shall use such information only in connection with the performance of his services under this Agreement and shall not disclose any such information, either during the Consulting Term or within ten years thereafter, and shall take every reasonable precaution to safeguard all such information. Notwithstanding the foregoing, Consultant may disclose such information if required to do so by any court or agency of competent jurisdiction; provided, however, that Consultant (i) shall not seek such an order or encourage or aid any other person or entity in seeking such an order; (ii) shall notify the Company of such an order within five (5) days of receipt (or within such shorter time period as may be necessary to allow adequate time to protect the confidentiality agreed to above) of such an order; and (iii) shall cooperate with Company, if so reasonably requested, to oppose any effort to require disclosure of the information protected by this Section 4.1. Consultant shall return to Company at the conclusion of the Consulting Term any documents or other materials containing confidential information. Consultant acknowledges and agrees that the provisions of this Section 4.1 are in addition to, and not in lieu of, any other confidentiality obligations Consultant may have to Company, including without limitation the obligations contained in Sections 14, 15, and 17 of the Severance Agreement.

4.2. Works for Hire. Consultant acknowledges and agrees that the work being performed hereunder (“Work”) is being prepared by Consultant for, and at the instigation and under the direction of, Company and that as between Consultant and Company the Work is and at all times shall be regarded as “work made for hire” as that term is used in the United States copyright laws, and that all copyrights in and to the Work, belonging to Company as “work made for hire.” Without limiting the preceding sentence, Consultant by this Agreement hereby assigns, grants and delivers, exclusively unto Company, its legal representatives, successors and assigns, all of his right, title and interest of every kind and nature whatsoever in and to the Work and all copies and versions thereof including copyrights in any country. Consultant represents and warrants that he has the right to enter into this Agreement, to grant to Company the rights set forth herein and to perform all other obligations under this Agreement. Consultant warrants that the services performed hereunder do not violate any intellectual property right of a third party.

4.3. Non-competition. Consultant acknowledges and recognizes the highly competitive nature of the Company’s business, the valuable Confidential Information in his possession and to which he will be given access, and the customer goodwill associated with the ongoing business of Company. Consultant hereby agrees that during the Consulting Term and for a period of six (6) months following the expiration of the Consulting Term, and in or with respect to any state in the United States and any country in which Company is then conducting business, he will not, directly or indirectly, alone or in conjunction with any entity, own, manage, operate or control, or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member, or independent contractor with, any person or entity that engages in the businesses of (a) providing, marketing, or selling bulk liquid storage or (b) developing, producing, manufacturing, marketing, or selling liquid feed supplements, feed mill molasses products, solid feed supplements, and/or dried molasses products.

4.4. Non-solicitation of Customers. Consultant acknowledges and recognizes the highly competitive nature of the Company’s business, the valuable Confidential Information in his possession and to which he will be given access, and the customer goodwill associated with the ongoing business of Company. Consultant hereby agrees that during the Consulting Term and for a period of two (2) years following the expiration of the Consulting Term, he will not, directly or indirectly, alone or in conjunction with any entity, solicit, encourage, or induce any contractor, agent, client, customer, supplier or the like of Company to terminate its/his/her relationship (contractual or otherwise) with Company (in whole or in part), or to refrain from entering into a relationship (contractual or otherwise) with Company, including without limitation any prospective contact, contractor, agent, client, customer, or the like of Company.

4.5. Non-solicitation of Employees. Consultant hereby agrees that during the Consulting Term and for a period of one (1) year following the expiration of the Consulting Term, he will not, directly or indirectly, (i) solicit for hiring any employee of Company or seek to persuade any employee of Company to discontinue or otherwise modify his or her employment with Company, or (ii) solicit or encourage any independent contractor providing services to Company to terminate or diminish its relationship with Company. Consultant further agrees not to assist any person or entity, directly or indirectly, to engage in conduct prohibited by this Section. Consultant acknowledges and agrees that the provisions of this Section 4.5 are in addition to, and not in lieu of, any other similar obligations Consultant may have to Company, including without limitation the obligations contained in Sections 13 and 17 of the Severance Agreement.

4.6. Non-disparagement. During and after the Consulting Term, neither Consultant nor any person acting on his behalf shall disparage or cause to be disparaged, whether directly or indirectly, any of the Released Parties (as defined in Section 7) in any forum or through any medium of communication. Consultant shall not issue any publicity or press release regarding his contractual relations with Company or otherwise make any oral or written reference regarding his activities hereunder, without obtaining Company’s prior written consent and approval of the contents thereof. No officer or director of Company shall disparage or cause to be disparaged, whether directly or indirectly, Consultant in any forum or through any medium of communication.

4.7. Acknowledgements. Consultant acknowledges and agrees that the restrictions set forth in this Section 4 of this Agreement are critical and necessary to protect Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Consultant also acknowledges and agrees that, in the event that he breaches any of the provisions in this Section 4, Company will be entitled to injunctive relief, in addition to any other damages, to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this Section 4. Consultant further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 4 and (ii) Company’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for all compensation under Section 3.1(a) accrued but unpaid up to the expiration of the Consulting Term, will automatically and immediately terminate in the event that Consultant breaches any of the obligations in this Section 4.

4.8. Modifications by Court. If any covenant set forth in this Section 4 is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the intention of Consultant and Company that the enforcing court reduce or modify the time period and/or geographic scope only to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

5. Confirmation of Resignation and Receipt of Benefits; Continuing Obligations.

5.1. Employment. Consultant hereby confirms that he has resigned his employment with Company as Company’s President and Chief Operating Officer, effective October 1, 2010. Having received his Base Salary (as defined in the Severance Agreement) and all vested benefits through his date of resignation, Consultant further confirms that he has received all of the benefits to which he is entitled under the Severance Agreement and is entitled to no further benefits under the Severance Agreement or otherwise relating to his employment, or resignation from employment, with Company. Consultant agrees that he will surrender his Company-issued car at a mutually convenient time to Consultant and Company.

5.2. Board of Directors. Consultant hereby agrees that upon the expiration of the Consulting Term for any reason, Consultant will, upon request of the Board of Directors of the Company, resign from any and all positions he may then hold on the Board of Directors of Company or any subsidiary or affiliate. Consultant further agrees that he will not be paid any fees for his service on the Board of Directors of Company or any subsidiary or affiliate during the Consulting Term, and hereby confirms that he has received all such fees to which he is entitled for service on such Boards through the Commencement Date.

6. Indemnification. Pursuant to Section 6.4 of the company’s Amended and Restated Certificate of Incorporation, as amended to date, the Company shall indemnify Consultant during the term hereof on the same terms and subject to the same limitations as if he were an officer of the Company.

7. Complete General Release of Claims. In consideration of the delivery of the payments and other benefits described in this Agreement, Consultant unconditionally and irrevocably discharges, releases, and remises the Released Parties (as defined below), jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys’ fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments, rights, demands, or otherwise (“Claims”), known or unknown, in law or equity, accrued or unaccrued, contingent or noncontingent, arising at any time up to and including the date Consultant executes this Agreement, whether or not capable of proof as of the effective date of this Agreement, whether common law or statutory, whether or not now recognized, that Consultant or anyone claiming by, through, or under him (including without limitation his heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the Released Parties. The Claims released by Consultant shall include without limitation, and only by way of example:

(i)	all Claims arising from or relating to Consultant’s employment or positions with any of the Released Parties, or the termination thereof;

(ii)	all Claims arising from or relating to any acquisition, ownership, or disposition of common stock or warrants to purchase common stock of the Company;

(iii)	all Claims of employment discrimination or harassment based upon any protected characteristic (such as age, race, color, sex, national origin, religion, and disability/handicap status) arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Louisiana Employment Discrimination Law, the Florida Civil Rights Act, and any other similar federal, state or local laws;

(iv)	any and all Claims arising under the Employee Retirement Income Security Act of 1974, as amended, or any benefit plan, policy or program established by the Company;

(v)	any and all Claims under any federal, state or local law relating to the payment of wages or other compensation or the hours of work;

(vi)	any and all Claims under the Sarbanes-Oxley Act, Louisiana Whistleblower Statute, or Florida Whistleblower Act;

(vii)	any and all Claims for any compensation in any form whatsoever from the Company (other than as provided in this Agreement), including but not limited to any Claims for wages, bonuses, commissions, equity, vacation pay or other similar remuneration;

(viii)	any and all Claims arising under any contract or agreement, whether written or oral, between the Parties relating to any subject;

(ix)	any and all Claims arising under the common law of any jurisdiction, including, but not limited to, all claims for breach of contract, defamation, interference with contractual/prospective economic advantage, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, emotional distress, and wrongful discharge/termination; and

(x)	any and all Claims in any jurisdiction growing out of any legal restrictions, expressed or implied, on the Company’s right to terminate or control the employment of its employees.

It is the intention of the Parties that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law.

As used herein, “Released Parties” shall mean (1) Company; (2) all direct and indirect parents, subsidiaries, affiliates, units, divisions, predecessors, and successors of Company (hereinafter “affiliated entity” or “affiliated entities”); (3) Company’s and any affiliated entity’s past and current employees, officers, directors, partners, agents, owners, shareholders, attorneys, heirs, successors, assigns, predecessors, and legal representatives, in their individual and official capacities; (4) Company’s and any affiliated entity’s insurers; (5) Company’s and any affiliated entity’s past and present employee benefit plans, as well as the administrators, fiduciaries, affiliates, insurers, and otherwise of all such employee benefit plans; and (6) all other persons, corporations, or other entities who/that might be claimed to be jointly or severally liable with any of the persons or entities named above and with respect to any of the Claims released by this Agreement.

8. Covenant Not to Sue. Consultant agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 7 of this Agreement. If he does so, and the action is found to be barred in whole or in part by this Agreement, Consultant agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by Section 7 of this Agreement. Nothing in this Section 8 precludes Consultant from challenging the validity of the release in Section 7 under the requirements of the Age Discrimination in Employment Act, and Consultant shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release. Consultant, however, acknowledges that the release in Section 7 applies to all Claims that he has under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of Consultant’s Claims under that Act shall be extinguished by execution of this Agreement.

9. Acknowledgements. Consultant is hereby advised to consult with counsel before executing this Agreement. Consultant hereby acknowledges and understands that he has the right to consider this Agreement, including the General Release contained in Section 7, for a period of twenty-one (21) days prior to execution. Consultant further acknowledges and understands that for seven (7) days following his execution of this Agreement, Consultant may revoke this Agreement by providing written notice to Company in the manner provided in Section 10 of this Agreement. This Agreement shall not become effective or enforceable until the seven-day revocation period has expired without revocation (the “Effective Date”). The Consultant acknowledges that he has carefully reviewed this Agreement, that he has entered into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, and that this Agreement will not be deemed void or avoidable by claims of duress, deception, mistake of fact, or otherwise. The principle of construction whereby all ambiguities are to be construed against the drafter will not be employed in the interpretation of this Agreement. This Agreement should not be construed for or against any party.

10. Miscellaneous.

10.1 Independent Contractor Status. Consultant acknowledges and agrees that he shall be an independent contractor of the Company and shall not be considered or classified as an employee of the Company for any purpose. Consultant shall not hold himself out or act as an agent of Company or contract any liability or obligation for or on behalf of Company.

10.2 Severability. Should any provision of this Agreement be rendered or declared legally invalid or unenforceable by a court or arbitration tribunal of competent jurisdiction or by the decision of an authorized governmental agency, invalidation or unenforceability of such provision shall not invalidate or render unenforceable any of the remaining provisions of this Agreement.

10.3 Enurement; Nonassignability. This Agreement shall inure to the benefit of, and be binding upon, the parties’ heirs, executors, assigns, successors, and legal representatives. The services to be provided by the Consultant under this Agreement shall be provided personally by the Consultant. The Consultant may not assign any rights or performance obligations under this Agreement to any other party without the prior express written consent of the Company. Any attempt to make such an assignment without the prior express written consent of the Company shall be void and of no effect. The Company may assign its rights and obligations under this Agreement, and upon such assignment, the rights and obligations of Company hereunder shall become the rights and obligations of the assignee of Company, including without limitation the right to enforce the obligations under Section 4.

10.4 Entire Agreement; Amendment. The provisions of this Agreement contain the entire agreement and understanding of the parties regarding the Agreement and its provisions, and shall, as of the Effective Date, fully supersede any and all prior agreements, representations, promises or understandings, written or oral, between them, including without limitation the Severance Agreement. Notwithstanding the foregoing, Consultant and Company acknowledge and agree that Sections 3(d) (as modified herein) and 13-21 of the Severance Agreement will survive the Effective Date of this Agreement. The provisions of this Agreement may not be amended except in writing by the Executive and an authorized officer appointed by the Board of Directors of the Company to sign the amendment.

10.5 Waiver. Any failure by either party to exercise any of its rights to enforce any of the provisions of this Agreement shall not prejudice such party’s rights with respect to any subsequent or further violation, breach or default by the other party. A waiver of any provision of this Agreement by the parties shall not be valid or effective unless memorialized in writing and signed by both parties to this Agreement.

10.6 Notices. Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person, on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid. If to Consultant, the notice, request, or other communication must be addressed and sent to Consultant at his most recent residential address as then on file with Company, or such other address as Consultant furnishes to the Company in accordance with this Section. If to the Company, the notice, request, or other communication must be addressed to Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, LA 70130, Attn: Chief Executive Officer, with a copy to Company’s counsel, Craig Godshall, Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, or to such other address as the Company furnishes to Consultant in accordance with this Section.

10.7 Choice of Law; Arbitration. The laws of the State of Florida (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement. Consultant and Company agree to submit to binding arbitration before the American Arbitration Association all claims arising out of or relating to this Agreement. This arbitration shall take place in Jacksonville, Florida, under the then prevailing commercial rules of the American Arbitration Association. If the American Arbitration Association withholds its arbitration services for any reason, then the arbitration will instead be conducted by a bona fide neutral arbitration service provider reasonably acceptable to Consultant and Company. The arbitrator’s fees shall be split equally between Company and Consultant unless the parties agree otherwise. Company and Consultant shall each be responsible for paying their own attorneys’ fees and all other costs they incur related to any arbitration proceeding. The arbitrator’s decision will be final and binding in accordance with the Federal Arbitration Act. The arbitrator will not have the right to modify or change any of the terms of this Agreement. Notwithstanding anything to the contrary, claims under Section 4 of this Agreement need not be submitted to arbitration and may be filed in any court of competent jurisdiction. Any such action described in the preceding sentence may be brought in the United States District Court for the Middle District of Florida or in any court of the State of Florida sitting in Jacksonville, Florida.

10.8 Section Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.9 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding anything herein to the contrary, the Company shall have no liability to Consultant or to any other person if the payments and benefits provided in this Agreement are not exempt from or compliant with Code Section 409A. Consultant’s right to reimbursement under this Agreement may not be liquidated or exchanged for any other benefit and no reimbursement under this Agreement may occur later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred, nor shall the amount available for reimbursement during one year affect the amount available for reimbursement in any other year.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF and intending to be legally bound hereby, Consultant and the Company have each executed this Agreement as of the day and year written below.

/s/ Wayne N. Driggers		September 16, 2010
Wayne N. Driggers		Dated

WESTWAY GROUP, INC.

/s/ Francis P. Jenkins, Jr.		September 16, 2010
By:	Francis P. Jenkins, Jr.	Dated
Title:	Chairman